ADDENDUM TO CONVERTIBLE DEBENTURE AND
                        WARRANT TO PURCHASE COMMON STOCK

This Addendum to Convertible Debenture and Warrant to Purchase Common Stock ("Addendum") is entered into as of the 16th day of August 2004 by and between Radix Marine, Inc., a Nevada corporation ("Radix"), and La Jolla Cove Investors, Inc., a California corporation ("LJCI").

WHEREAS, Radix and LJCI are parties to that certain 7 3/4 % Convertible Debenture dated as of March 17, 2004 ("Debenture"); and

WHEREAS, Radix and LJCI are parties to that certain Warrant to Purchase Common Stock dated as of March 17, 2004 ("Warrant"); and

WHEREAS, the parties desire to amend the Debenture and Warrant in certain respects.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Radix and LJCI agree as follows:

1. All terms used herein and not otherwise defined herein shall have the definitions set forth in the Debenture.

2. Immediately upon execution of this Addendum by both parties, LJCI shall wire: (a) $80,000 to Radix, and (b) $10,000 to the firm of Sichenzia Ross Friedman Ferrence, LLP ("Sichenzia"), on behalf of Radix, for legal fees to file a registration statement for additional Common Shares for the LJCI Debenture and Warrant. Upon filing of the registration statement, LJCI shall wire an additional $50,000 to Radix. LJCI shall wire an additional $10,000 to Sichenzia Ross Friedman Ferrence, LLP, on behalf of Radix, for legal fees to file the additional registration statement, according to the terms of the retainer agreement between Sichenzia and Radix. All of such funds shall represent a prepayment towards the future exercise of Warrant Shares under the Warrant. The timing of the application of the prepaid funds shall be at LJCI's sole discretion.

3. For all Common Shares obtained under registration statements filed after the date hereof, the percentage Conversion Price set forth in section 3.1(a) of the Debenture shall be decreased by 10 percentage points.

IN WINESS WHEREOF, Radix and LJCI have caused this Addendum to be signed by its duly authorized officers on the date first set forth above.

Radix Marine, Inc.                               La Jolla Cove Investors, Inc.

By: ___________________________                  By: __________________________

Name: _________________________                  Name: ________________________

Title: ________________________                  Title: _______________________


The undersigned personally guarantee repayment of the above $150,000 to LJCI, until it has been fully applied towards the payment for Warrant Shares.


____________________________________             ______________________________
Kathy Bright                                     Scott Edwards